Exhibit 10.1#
Vericel Corporation 2022 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement for Company Employees

Name of Participant: [[FIRSTNAME]] [[LASTNAME]]

No. of Restricted Stock Units: [[SHARESGRANTED]]

Grant Date: [[GRANTDATE]]

Vesting Start Date: [[VESTINGSTARTDATE]]

Pursuant to the Vericel Corporation 2022 Omnibus Incentive Plan as amended through the date hereof (the “Plan”), Vericel Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Participant named above. Each Restricted Stock Unit shall relate to one share of common stock, no par value per share (each, a “Share”) of the Company.

1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) Shares have been issued to the Participant in accordance with the terms of the Plan and this Agreement.

2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse as to 25% of the number of Restricted Stock Units on each of the first four anniversaries of the Vesting Start Date (each such date, a “Vesting Date”), provided that the Participant remains an employee of the Company or an Affiliate on the relevant Vesting Date. Subject to the terms of the Plan, the Committee may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.Termination of Employment. Subject to the discretion of the Committee to permit continued vesting of the Restricted Stock Units, if the Participant’s employment with the Company and its Affiliates terminates for any reason other than the Participant’s death, Disability or Retirement (as defined below), prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

(a) Death or Disability. Upon termination of the Participant’s employment due to the Participant’s death or Disability, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse as to 100% of the number of Restricted Stock Units. For purposes of this Award, “Disability” shall have the meaning set forth in Treas. Reg. Section 1.409A‑3(i)(4).

(b) Retirement. Upon termination of the Participant’s employment due to the Participant’s Retirement, the restrictions and conditions of Paragraph 1 of this Agreement shall

Exhibit 10.1#
lapse as to 25% of the number of Restricted Stock Units, only to the extent that such restrictions and conditions have not 100% lapsed as of the Participant’s Retirement date. For purposes of this Award, “Retirement” shall mean the Participant’s voluntary termination of employment with the Company and its Affiliates after attainment of age 59, with at least ten (10) years of employment with or service to the Company and its Affiliates, and after having provided the Company with notice of the Participant’s intention to retire at least 90 days prior to the last day of employment.

4.Issuance of Shares. As soon as practicable following each Vesting Date, or vesting event pursuant to Paragraphs 3(a) or 3(b), as applicable (but in no event later than two and one-half months after the end of the year in which the Vesting Date or vesting event occurs), the Company shall issue to the Participant the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraphs 2 and 3 of this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares. Notwithstanding the foregoing, Restricted Stock Units subject to Section 409A that are to be made upon a “separation from service” as defined under Section 409A of the Code to the Participant pursuant to Paragraphs 3(a) and 3(b) on any date when Participant is a “specified employee” as defined under Section 409A of the Code shall not be paid before the date that is six (6) months following Participant’s “separation from service” or, if earlier, Participant’s death, to the extent required by Section 409A.

5.Change in Control.

a.Effect on Award. In the event of a Change in Control, to the extent the successor company (or a subsidiary or parent thereof) does not assume or substitute for the Award on substantially the same terms and conditions, the Award shall (i) vest and become nonforfeitable on the day prior to the date of the Change in Control if the Participant is then employed by the Company or an Affiliate and (ii) terminate on the date of the Change in Control. In the event of a Change in Control, to the extent the successor company (or a subsidiary or parent thereof) assumes or substitutes for the Award on substantially the same terms and conditions (which may include providing for settlement in the common stock of the successor company (or a subsidiary or parent thereof)), if within twelve (12) months following the date of the Change in Control the Participant’s employment is terminated by the Company or an Affiliate (or the successor company or a subsidiary or parent thereof) without Cause or by the Participant for Good Reason, the Award shall become fully vested and nonforfeitable on the date the Participant’s employment is terminated.

b.Cause. For purposes of this Agreement, except as otherwise provided in Paragraph 5(d), “Cause” shall mean a determination by the Committee that the Participant has (i) materially breached his or her employment or service contract with the Company, (ii) been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, which will materially harm the interests of the Company or the Affiliate, (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or an Affiliate in a manner which the Committee determines will cause material harm to the interests of the Company or an Affiliate, or (v)

Exhibit 10.1#
engaged in such other behavior materially detrimental to the interests of the Company, in each case as the Committee determines. The Committee’s determination of the reason for termination of the Participant’s employment shall be conclusive and binding on the Participant and his or her representatives or legatees.

c.Good Reason. For purposes of this Agreement, except as otherwise provided in Paragraph 5(d), “Good Reason” shall mean (i) a reduction by the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) of more than 10% in Participant’s rate of annual base salary as in effect immediately prior to such Change in Control; (ii) a reduction by the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) of more than 10% of the Participant’s individual annual target or bonus opportunity, except under circumstances where the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) implement changes to the bonus structure of similarly situated employees, including but not limited to changes to the bonus structure designed to integrate the Company’s or Affiliate’s personnel with other personnel of the successor company (or an subsidiary or parent thereof); (iii) a significant and substantial reduction by the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) of the Participant’s responsibilities and authority, as compared with the Participant’s responsibilities and authority in effect immediately preceding the Change in Control; or (iv) any requirement of the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) that Participant be based anywhere more than fifty (50) miles from Participant’s primary office location at the time of the Change in Control; provided the Participant provides at least ninety (90) days’ notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter.

d.Other Agreement or Plan. The provisions of this Paragraph 5 (including the definitions of Cause and Good Reason), shall be superseded by the specific provisions, if any, of a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant, including a change in control severance agreement or plan, to the extent such a provision provides a greater benefit to the Participant.

6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 4.2 of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.Tax Withholding. The Participant shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Unless otherwise determined by the Committee, the Company shall cause the required tax withholding obligation to be satisfied by withholding from Shares to be issued to the Participant a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or be exempt from the requirements of Section 409A of the Code as a “short-term

Exhibit 10.1#
deferral” as described in Section 409A and shall be interpreted in such a manner that all provisions relating to the settlement of the Award are consistent with such intent.

9.Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

10.Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Michigan, other than its conflict of laws principles.

11.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered on the date on which it is postmarked.

Notices to the Company should be addressed to:

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
Attention: Chief Financial Officer

Notice to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

The Company or the Participant may by writing to the other party, designate a different address for notices. If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

13.No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Participant in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the employment of the Participant at any time.

14.Entire Agreement; Modification. The Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties.

Exhibit 10.1#
15.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.